Exhibit 4.4
                                THIRD AMENDMENT
                  TO THE 1997 OMNIBUS STOCK AND INCENTIVE PLAN
                     FOR CAPITAL SENIOR LIVING CORPORATION

          This Third Amendment (this "Amendment") to the 1997 Omnibus Stock And Incentive Plan for Capital Senior Living Corporation ("Plan") made and entered into effective as of the 19th day of May, 2004.

                              W I T N E S S E T H:

     WHEREAS, Capital Senior Living Corporation ("Company") established the Plan effective September 1, 1997.

     WHEREAS, the Company amended the Plan pursuant to that certain First Amendment to the 1997 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation effective July 22, 1999.

     WHEREAS, the Company amended the Plan pursuant to that certain Second Amendment to the 1997 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation effective December 3, 2003.

     WHEREAS, under and in accordance with Section 22 of the Plan, the Board of Directors ("Board") of the Company has been granted the authority to amend the Plan, subject to certain limitations.

     WHEREAS, the Board has previously authorized the amendment of the Plan to increase the number of shares of common stock of the Company ("Shares") which automatically will be available for grant under the Plan by 575,000 Shares, which will have the effect of increasing the total of such automatically available Shares, measured from the inception of the Plan, to 2,575,000 Shares.

     WHEREAS, under the terms of Section 22 of the Plan, such amendment required the approval of the shareholders of the Company, which approval was given on May 19, 2004.

     NOW THEREFORE, the Plan is hereby amended as follows:

          Section 3 is hereby amended by deleting it in its entirety and substituting therefor the following:

               "Award of Available Shares. 2,575,000 Shares shall automatically, and without further action, become Available Shares. To the extent any Award shall terminate, expire or be canceled, or the Award shall be paid in cash, the Available Shares subject to such Award (or with respect to which the Award in measured), shall remain Available Shares. Such number shall be increased automatically by the number of Reacquired Shares; provided, however, that Incentive Stock Options may not be issued after 2,575,000 Shares have been issued under the Plan. No person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible to receive Awards pursuant to this Plan in any Plan Year which relate to Shares which exceed the Section 162(m) Maximum."

Dated:  May 19, 2004.

                                        CAPITAL SENIOR LIVING CORPORATION


                                        By: /s/ Keith Johannessen
                                        Name:   Keith Johannessen
                                        Title:  President